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                                                                    Exhibit 99.1


                 GLIATECH ANNOUNCES CLINICAL FINDINGS FROM LARGE
              MULTI-CENTER ADCON(R)-L RETROSPECTIVE CLINICAL STUDY



- 847 PATIENT STUDY PRESENTED AT THE CONGRESS OF NEUROLOGICAL SURGEONS 51ST ANNUAL MEETING -


San Diego, CA October 1, 2001 - A leading investigator presented a poster today detailing the clinical results of a multi-center retrospective evaluation of ADCON(R)-L, a product of Gliatech Inc. (Nasdaq: GLIA). This information was presented at the Congress of Neurological Surgeons 51st Annual Meeting in San Diego, CA. This retrospective study involved 847 patients at 10 U.S. clinical centers. Surgeons at these centers independently collected and reviewed post-operative clinical information from the medical records for consecutive series of patients who received ADCON(R)-L during single-level, lumbar nerve root decompression.

"We are pleased with the findings from this study," remarked Steven L. Basta, President of Gliatech. "The types of adverse events and incidence rates seen in this study are generally consistent with those expected for patients undergoing lumbar surgery independent of ADCON(R)-L usage."

847 ADCON(R)-L patients' records were retrieved from 10 clinical centers for evaluations, demographic and surgical usage patterns. The entrance criteria were consistent with criteria approved by the Food and Drug Administration ("FDA") for ADCON(R)-L. A total of 819 evaluable patients met such criteria and were included in the final analysis. The study results indicated an overall patient incidence rate of medical events ("ME") of 12.7% including 1.3% pain in limb as the only medical event incidence rate >1.0%. An overall 28.2% patient adverse event ("AE") incidence rate was seen. The surgeons' review of medical and adverse events indicated 83.8% of such events were unrelated to ADCON(R)-L and 16.2% were considered possibly related. No adverse or medical event was considered probably or definitely related to ADCON(R)-L. Reported adverse events included 8.5% pain in limb, 8.3% back pain, 3.9% intervertebral disc herniation, 3.2% radiculitis, 2.1% muscle spasms, 1.3% pain, and 1.1% wound drainage as the AEs observed with an incidence rate >1.0%. Gliatech has submitted all adverse events and relevant medical events observed in this study as Medical Device Reports ("MDRs") to the FDA.

Thirty-five (4.2%) of the patients in this study required reoperations. Recurrent herniation in 23 cases (2.8%) was the major surgical causative factor reported for the reoperations. In addition, five of 819 patients had surgical complications of either a cerebrospinal fluid leak, pseudomeningocele and/or unintended dural tear for an incidence rate of 0.6%.

The data provided in this release are not a substitute for FDA approved labeling relating to ADCON(R)-L and should not be relied upon by surgeons regarding use of this product. Only FDA






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approved labeling should be used in such a manner by surgeons. This retrospective study funded by Gliatech was conducted on behalf of the Company by Boston Biostatistics, Inc., an independent clinical research organization.

Gliatech Inc. is engaged in the discovery and development of biosurgery and pharmaceutical products. The biosurgery products include ADCON(R)-L and ADCON(R)-T/N and ADCON(R) Solution, which are proprietary, resorbable, carbohydrate polymer medical devices designed to inhibit scarring and adhesions following surgery. Gliatech's pharmaceutical product candidates include small molecule drugs to modulate the cognitive state of the nervous system and proprietary monoclonal antibodies designed to inhibit inflammation.

Certain statements in this press release constitute "forward-looking statements" that are subject to risks and uncertainties which may cause the actual results of Gliatech to be different from expectations express or implied by such forward-looking statements. Such factors include, but are not limited to, uncertainty of market acceptance of Gliatech's products, the uncertainty of the success of certain clinical trials, the ability of Gliatech to obtain an adequate supply of the materials used in the manufacture of its ADCON(R) products, uncertainty of the success of the relaunch of ADCON(R)-L outside the U.S., uncertainty of regulatory approvals, the status of the Company with respect to AIP, the timing and content of decisions including review of data by the FDA, including the decisions with respect to sale of ADCON(R)-L, product recalls and the inspection observations by the FDA, the uncertainty of market conditions and other risk factors detailed in Gliatech's SEC filings.















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